UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2018

SOTHERLY HOTELS INC.

SOTHERLY HOTELS LP

(Exact name of Registrant as Specified in Its Charter)

Maryland (Sotherly Hotels Inc.) Delaware (Sotherly Hotels LP)	001-32379 (Sotherly Hotels Inc.) 001-36091 (Sotherly Hotels LP)	20-1531029 (Sotherly Hotels Inc.) 20-1965427 (Sotherly Hotels LP)
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

410 W. Francis Street Williamsburg, Virginia		23185
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (757) 229-5648

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Sotherly Hotels Inc.    ☐                    Sotherly Hotels LP    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Sotherly Hotels Inc.    ☐                    Sotherly Hotels LP    ☐

Item 2.02	Results of Operations and Financial Condition.

Sotherly Hotels Inc., a Maryland corporation (the “Company”) and the sole general partner of Sotherly Hotels LP, a Delaware limited partnership (the “Operating Partnership), and the Operating Partnership disclose the following estimated preliminary financial results for their fourth quarter and full year ended December 31, 2017.

Estimated Preliminary Financial Results for the Quarter and Year Ended December 31, 2017

Based on information available as of February 2, 2018, our estimated preliminary results of operations for our fourth quarter and full year ended December 31, 2017 are set forth below.

	Three Months Ended December 31, 2017 (in thousands)	Year Ended December 31, 2017 (in thousands)
Total Revenue	$37,905 to $38,211	$154,012 to $154,318
Hotel Operating Expenses	$27,979 to $28,146	$113,099 to $113,266
Net Loss Available to Common Shareholders	$(3,953) to $(3,453)	$(3,356) to $(2,856)

Hotel EBITDA*	$9,759 to $10,232	$40,746 to $41,219
FFO*	$64 to $382	$12,375 to $12,693
Adjusted FFO*	$3,065 to $3,573	$15,396 to $15,904

*	Hotel EBITDA, funds from operations (“FFO”) and Adjusted FFO are financial measures that are not based on generally accepted accounting principles (“GAAP”). A reconciliation of estimated preliminary Net Loss to FFO and Adjusted FFO and estimated preliminary Net Loss to Hotel EBITDA for the three months and year ended December 31, 2017 is set forth below.

For the three-month period ended December 31, 2017, we estimate that Total Revenue will be in the range of approximately $37.9 million to approximately $38.2 million and that Hotel Operating Expenses will be in the range of approximately $28.0 million to approximately $28.1 million. For the year ended December 31, 2017, we estimate that Total Revenue will be in the range of approximately $154.0 million to approximately $154.3 million and that Hotel Operating Expenses will be in the range of approximately $113.1 million to approximately $113.3 million.

For the three-month period ended December 31, 2017, we estimate that Net Loss Available to Common Shareholders will be in the range of approximately $(4.0) million to approximately $(3.5) million, that Hotel EBITDA will be in the range of approximately $9.8 million to approximately $10.2 million, that FFO will be in the range of approximately $64.0 thousand to approximately $382.0 thousand, and that Adjusted FFO will be in the range of approximately $3.1 million to approximately $3.6 million. For the year ended December 31, 2017, we estimate that Net Loss Available to Common Shareholders will be in the range of approximately $(3.4) million to approximately $(2.9) million, that Hotel EBITDA will be in the range of approximately $40.7 million to approximately $41.2 million, that FFO will be in the range of approximately $12.4 million to approximately $12.7 million, and that Adjusted FFO will be in the range of approximately $15.4 million to approximately $15.9 million. A reconciliation of estimated preliminary Net Loss to Hotel EBITDA, FFO and Adjusted FFO is set forth below.

Highlights of our estimated preliminary results are as follows:

•	RevPAR. Room revenue per available room (“RevPAR”) for the Company’s wholly-owned portfolio during the three-month period ended December 31, 2017 is estimated to be in the range of $92.49 to $94.11, an estimated increase of 5.4% to 7.3% over the same quarter in 2016, driven by an estimated 2.0% to 2.9% increase in occupancy and an estimated 3.3% to 4.2% increase in average daily rate (“ADR”). For the year, RevPAR is estimated to be in the range of $101.24 to $101.64, an estimated increase of 3.1% to 3.5% over the prior year, driven by an estimated 1.0% to 1.2% increase in occupancy and an estimated 2.0% to 2.3% increase in ADR.

•	Hotel EBITDA. The Company preliminarily estimates that it generated Hotel EBITDA in the range of $9.8 million to $10.2 million for the three-month period ended December 31, 2017, an increase of 16.6% to 22.3% over the same quarter in 2016. For the year, Hotel EBITDA is estimated to be in the range of $40.7 million to $41.2 million, an increase of 1.9% to 3.0% over the prior year.

•	Impact of Tax Reform on Our Current Period Income Tax Provision. The Tax Cuts and Jobs Act was recently enacted and made numerous changes to the U.S. federal income tax laws. The Company is required to revalue its deferred tax assets and deferred tax liabilities to account for the future impact of lower corporate tax rates on these deferred amounts. The reduction in the federal corporate tax rate negatively impacted fourth quarter 2017 results but is expected to positively impact future after-tax earnings. The Company estimates the impact of the revaluation of the deferred tax asset to be in the range of $2.6 million to $2.7 million, the impact of which is a one-time non-cash charge to earnings.

We have provided ranges, rather than specific amounts, for the preliminary operating results described above primarily because our closing procedures for the quarter and year ended December 31, 2017 are not yet complete and, as a result, our final results upon completion of the closing procedures may vary from the preliminary estimates set forth above. These estimates, which are the responsibility of our management, were prepared by our management in connection with the preparation of our financial statements and are based upon a number of subjective judgements and assumptions. Additional items that may require adjustments to the preliminary operating results may be identified and could result in material changes to our estimated preliminary operating results. Estimates of operating results are inherently uncertain and we undertake no obligation to update this information. Our independent registered public accounting firm, Dixon Hughes Goodman LLP has not audited, reviewed, compiled or performed any procedures with respect to this preliminary financial information. Accordingly, Dixon Hughes Goodman LLP does not express an opinion or provide any form of assurance with respect thereto.

Reconciliation of Estimated Preliminary Net Loss to FFO, Adjusted FFO and Hotel EBITDA

	Three Months Ended December 31, 2017 (in thousands)		Year Ended December 31, 2017 (in thousands)
	Low	High	Low	High
Net Loss Available to Common Shareholders	$(3,953)	$(3,453)	$(3,356)	$(2,856)
Net loss attributable to noncontrolling interest	(497)	(434)	(424)	(361)
Depreciation and amortization	4,017	4,042	16,725	16,750
Gain on involuntary conversion	(959)	(1,199)	(2,000)	(2,240)
Loss (gain) on sale or disposal of assets	1,456	1,426	1,430	1,400

FFO	$64	$382	$12,375	$12,693

(Increase) Decrease in deferred income taxes	2,050	2,240	1,270	1,460
Loss on early extinguishment of debt	952	952	1,180	1,180
Aborted offering costs	0	0	541	541
Unrealized loss on hedging activities	(1)	(1)	30	30

Adjusted FFO Available to Common Shareholders	$3,065	$3,573	$15,396	$15,904

Net Loss Available to Common Shareholders	$(3,953)	$(3,453)	$(3,356)	$(2,856)
Net loss attributable to noncontrolling interest	(497)	(434)	(424)	(361)
Interest expense	3,908	3,898	15,735	15,725
Interest income	(89)	(89)	(215)	(215)
Income tax provision	2,092	2,282	1,510	1,700
Depreciation and amortization	4,017	4,042	16,725	16,750
Loss on early extinguishment of debt	952	952	1,180	1,180
Loss (gain) on sale or disposal of assets	1,456	1,426	1,430	1,400
Gain on Involuntary conversion	(959)	(1,199)	(2,000)	(2,240)
Distributions to preferred unitholders	1,366	1,366	3,781	3,781

EBITDA	$8,293	$8,791	$34,366	$34,864

Corporate general and administrative	1,467	1,442	6,350	6,325
Unrealized loss (gain) on hedging activities	(1)	(1)	30	30

Hotel EBITDA	$9,759	$10,232	$40,746	$41,219

The above reconciliation of estimated preliminary Net Loss Available to Common Shareholders to Hotel EBITDA, FFO and Adjusted FFO was calculated across the low and high Net Loss Available to Common Shareholders ranges based on our preliminary estimates of the expected differences between Net Loss Available to Common Shareholders and Hotel EBITDA, FFO and Adjusted FFO. Similar to the estimated preliminary operating results noted above, our final reconciliation of these non-GAAP financial measures upon completion of our closing procedures may vary from the preliminary estimates.

We consider FFO and Adjusted FFO to be key supplemental measures of our performance and could be considered along with, not alternatives to, net income (loss) as a measure of our performance. These measures do not represent cash generated from operating activities determined by GAAP or amounts available for our discretionary use and should not be considered alternative measures of net income, cash flows from operations or any other operating performance measure prescribed by GAAP.

FFO, as defined by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), represents net income or loss determined in accordance with GAAP, excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus certain non-cash items such as real estate asset depreciation and amortization, and after adjustment for any noncontrolling interest from unconsolidated partnerships and joint ventures. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by itself. We consider FFO to be a useful measure of adjusted net income (loss) for reviewing comparative operating and financial performance because we believe FFO is most directly comparable to net income (loss), which remains the primary measure of performance, because by excluding gains or losses related to sales of previously depreciated operating real estate assets and excluding real estate asset depreciation and amortization, FFO assists in comparing the operating performance of a company’s real estate between periods or as compared to different companies.

We further adjust FFO for certain additional items that are not in NAREIT’s definition of FFO, including changes in deferred income taxes, any unrealized gain (loss) on hedging instruments or warrant derivative, loan impairment losses, losses on early extinguishment of debt, aborted offering costs, loan modification fees, franchise termination costs, costs associated with the departure of executive officers, litigation settlement, over-assessed real estate taxes on appeal, change in control gains or losses and acquisition transaction costs. We exclude these items as we believe it allows for meaningful comparisons between periods and among other REITs and is more indicative than FFO of the on-going performance of our business and assets.

We define Hotel EBITDA as net income or loss excluding: (1) interest expense, (2) interest income, (3) income tax provision or benefit, (4) equity in the income or loss of equity investees, (5) unrealized gains and losses on derivative instruments not included in other comprehensive income, (6) gains and losses on disposal of assets, (7) realized gains and losses on investments, (8) impairment of long-lived assets or investments, (9) loss on early debt extinguishment, (10) gains or losses on change in control, (11) corporate general and administrative expense, (12) depreciation and amortization, (13) gains and losses on involuntary conversions of assets, (14) distributions to preferred unitholders and (15) other operating revenue not related to our wholly-owned portfolio. We believe this provides a more complete understanding of the operating results over which our wholly-owned hotels and their operators have direct control. We believe Hotel EBITDA provides investors with supplemental information on the on-going operational performance of our hotels and the effectiveness of third-party management companies operating our business on a property-level basis.

In accordance with General Instruction B.2 and B.6 of Form 8-K, the information included in this Item 2.02, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Date: February 5, 2018	SOTHERLY HOTELS INC.

	By:	/s/ Anthony E. Domalski
Anthony E. Domalski
Chief Financial Officer

SOTHERLY HOTELS LP

by its General Partner,
SOTHERLY HOTELS INC.

	By:	/s/ Anthony E. Domalski
Anthony E. Domalski
Chief Financial Officer